DOR BIOPHARMA, INC.
1691 Michigan Avenue, Suite 435
Miami, Florida 33139
www.dorbiopharma.com

DOR BioPharma Raises $5.5 Million in Private Equity Financing

Miami, FL, February 9, 2007, DOR BioPharma Inc. (“DOR” or the “Company”) (OTCBB: DORB) announced that it has completed the sale of common stock in a private placement to institutional investors as well as members of DOR’s senior management and Board of Directors. DOR received gross proceeds of approximately $5.5 million.

Under the terms of the financing, DOR will issue 11,680,851 shares of common stock at $0.47 per share representing a 6% discount to yesterday’s close, subject to customary closing conditions.

“The New Year is off to an exciting start for DOR and its shareholders,” stated Christopher J. Schaber, Ph.D., President and Chief Executive Officer of DOR. “This financing was completed at near market price and without the issuance of any warrants demonstrating a strong vote of confidence by highly regarded investors. With a significantly strengthened balance sheet, we will be able to focus on obtaining regulatory approval of orBec®, while continuing to explore all potential strategic and partnering options from a position of strength. We look forward to building on our recent achievements and expect 2007 to be an eventful year.”

The Company plans to use the proceeds from the financing for (i) continuation of regulatory interaction with the US Food and Drug Administration (“FDA”) and the European Medicines Evaluation Agency (“EMEA”) for orBec® (oral beclomethasone dipropionate), including the upcoming FDA Oncology Drugs Advisory Committee (“ODAC”) meeting; (ii) market research activities to position orBec® for potential commercial launch; (iii) initiation of a Phase 2 clinical trial of orBec® for the new indication of prevention of GI GVHD; (iv) further clinical and preclinical development of its pipeline products, including its Lipid Polymer Micelle (“LPM”) technology and biodefense vaccine development programs for ricin and botulinum toxins; and (vi) general corporate purposes.

The Company's common stock was sold to accredited investors in the private placement in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The shares have not been registered under the Securities Act or any state securities laws, and the shares may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. In connection with the offering, DOR has agreed to file a registration statement under the Securities Act covering the resale of the shares purchased within 30 days. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy shares and is being issued under Rule 135c under the Securities Act.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of GI GVHD, a common and potentially life-threatening complication of bone marrow transplantation. DOR has filed an NDA with the FDA for the treatment of GI GVHD, and has received a PDUFA date of July 21, 2007.  In addition, the FDA’s Oncology Drug Advisory Committee (“ODAC”) will review the NDA for orBec® on May 9, 2007. An MAA with the EMEA for orBec® has also been filed and validated. orBec® may also have application in treating other gastrointestinal disorders characterized by severe inflammation.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the recently enacted Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin and botulinum toxin. DOR’s ricin toxin vaccine, RiVaxTM, has been shown to be safely tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers.
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For further information regarding DOR BioPharma, please visit the Company's website located at www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma, Inc.’s current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of gastrointestinal GVHD and the prospects for regulatory filings for orBec®. Where possible, DOR has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that the U.S. Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase III clinical study (i.e. a p-value of less than or equal to 0.05), the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR expects or may never gain approval; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®.  These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Form 10-QSB and Form 10-KSB. DOR assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:     Investor Contacts:
Evan Myrianthopoulos             Lippert/Heilshorn & Associates
Chief Financial Officer     Anne Marie Fields (afields@lhai.com)
(786) 425-3848      (212) 838-3777
www.dorbiopharma.com    Bruce Voss (bvoss@lhai.com)
(310) 691-7100

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